Exhibit 99.2

   FOR IMMEDIATE RELEASE

RALCORP SUBSIDIARY FILES FORM 10 REGISTRATION STATEMENT
FOR SPIN-OFF OF POST CEREAL BUSINESS

Tax-Free Separation of Post Cereal Business Continues to Move Forward
On Pace to be Completed Near Year End

ST. LOUIS, MO, September 26, 2011 — Ralcorp Holdings, Inc. (NYSE: RAH) today announced that, in connection with its previously announced plan to separate Ralcorp and the Post cereal business, Post Holdings, Inc., a wholly-owned subsidiary of Ralcorp, it has filed its initial Form 10 Registration Statement with the Securities and Exchange Commission (“SEC”).

“This filing represents an important milestone in the process to separate Ralcorp and Post,” said William P. Stiritz, Chairman of Ralcorp.  “We believe that separating Post from Ralcorp will better allow each company to focus on strategies specific to their particular businesses, thereby unlocking significant value for our shareholders.  Ralcorp’s strategic plan will focus on enhancing its position as a growth through acquisition private brand leader with a diverse product, customer and input array, while dedicating itself to operating low-cost, efficient and safe manufacturing facilities.  Post’s strategic plan will focus on its most important brands and maintaining its best in class EBITDA margins and free cash flow profile. Post’s main asset is its great brand name and we look forward to managing this valuable asset in a creative, imaginative and adaptive manner to enhance shareholder value. We firmly believe this plan will allow us to realize significant benefits for each company and our shareholders.”

Under the plan announced on July 14, 2011, Ralcorp intends to execute a tax-free spin-off of the Post cereal business to Ralcorp shareholders.  Upon completion of the transaction, Ralcorp will continue to be the leading producer of private brand foods and a major producer of foodservice products, and Post will be the third largest branded ready-to-eat cereal manufacturer in the U.S.  Each company is expected to benefit by operating as pure play independent public companies with distinct financial profiles, capital structures appropriate for their respective businesses and their own equity currencies.  Ralcorp will continue to trade on the New York Stock Exchange, and Post intends to apply for listing on the New York Stock Exchange.

As part of the separation, Post will issue approximately $1.1 billion of debt with the net cash proceeds of approximately $1.0 billion going to Ralcorp.  Ralcorp’s Board of Directors intends to use these proceeds to reduce debt, aggressively pursue private brand acquisitions and pursue additional share repurchases under the Company’s remaining share repurchase authorization of approximately five million shares. In addition, Ralcorp expects to retain up to 20% of the outstanding shares of Post, which it intends to subsequently dispose of in a tax-free manner.

In connection with the separation, Ralcorp has submitted a private-letter tax ruling request with the IRS, seeking confirmation as to the generally tax-free nature of the transactions related to the separation.

The separation is on pace to be completed near year end.  Completion of the separation is subject to the receipt of the Internal Revenue Service tax ruling and/or satisfactory legal opinion as to the tax-free nature of the transaction, final approval by the Ralcorp Board of Directors, declaration of effectiveness of the Form 10 Registration Statement filed with the SEC, and other customary conditions.  The transaction does not require approval from Ralcorp shareholders.  The Form 10 contains important information about the separation and the Post cereal business, and is available at www.sec.gov and www.ralcorp.com.

About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the proposed separation, disruption to operations as a result of the proposed separation, inability of one or more of the businesses to operate independently following the completion of the proposed separation, general economic conditions, changes in actual or forecasted results of operations (including future revenues, earnings per share and leverage ratios), competitive pressures, future sales volume, significant increases in the costs of certain commodities, packaging and freight, inability to effect future price increases or cost reduction programs, changes in tax laws, challenges in integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission and that Post Holdings, Inc. identifies in its Form 10 Registration Statement.  The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.  There can be no assurance that the proposed transactions will be completed as anticipated or at all.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091

Joele Frank / Eric Brielmann / James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449